                            SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                                  Tenneco Inc.
             -----------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

   --------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:


   --------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


   --------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:

   --------------------------------------------------

  (5) Total Fee Paid:

   --------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
  0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

TENNECO INC
                                LOGO                             LOGO

                                                                   April 1, 1995

To the Stockholders of Tenneco Inc.:

  The Annual Meeting of Stockholders of the Company will be held Tuesday, May 9, 1995, at 10:30 a.m. in the Imperial Ballroom of the Hyatt Regency Hotel, 1200 Louisiana Street, Houston, Texas. A Notice of the meeting, a Proxy and a Proxy Statement containing information about the matters to be acted upon are enclosed.

  Holders of $7.40 Cumulative Preferred Stock and Common Stock are entitled to vote at the Annual Meeting on the basis of one vote for each share held.

  A record of the Company's activities for the year 1994 is contained in the Annual Report to Stockholders. We urge each stockholder who cannot attend the Annual Meeting to please assist us in preparing for the meeting by completing, executing and returning your Proxy promptly.

                                          Very truly yours,
                                          LOGO
                                                  DANA G. MEAD

                                          Chairman and Chief Executive Officer

TENNECO INC
                                                                    LOGO
                                 LOGO

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS MAY 9, 1995

  The Annual Meeting of Stockholders of Tenneco Inc. will be held in the Imperial Ballroom of the Hyatt Regency Hotel, 1200 Louisiana Street, Houston, Texas, on Tuesday, May 9, 1995, at 10:30 a.m., Houston time.

  The purposes of the meeting are:

  1. To elect four Directors for a term to expire at the 1998 Annual Meeting of Stockholders;

  2. To approve the appointment of Arthur Andersen LLP as independent public accountants for the year 1995;

  3. To act upon a proposal of a stockholder that may be introduced at the meeting, as set forth in the accompanying Proxy Statement; and

  4. To act upon such other matters as may be brought before the meeting affecting the business and affairs of the Company.

  The Board of Directors knows of no other matters at this time that may be brought before the meeting. Holders of $7.40 Cumulative Preferred Stock and Common Stock of record at the close of business on March 17, 1995, are entitled to vote at the meeting. A list of these stockholders will be available for inspection for 10 days preceding the meeting at the office of the Secretary of the Company at the address set out above, and will also be available for inspection at the meeting.

  Each stockholder who does not expect to attend the meeting is urged to complete, date and sign the enclosed Proxy and return it to the Company in the enclosed envelope, which requires no postage if mailed in the United States.

                                             By Order of the Board of
                                              Directors

                                                      KARL A. STEWART
                                                         Secretary
Houston, Texas
April 1, 1995

TENNECO INC
                                                                           LOGO
                                 LOGO

                                                                   April 1, 1995

                                PROXY STATEMENT

  This statement is furnished in connection with the solicitation on behalf of the Board of Directors of the Company of Proxies to be voted at the Annual Meeting of Stockholders on May 9, 1995, for the purposes set forth in the accompanying Notice of the meeting. Holders of $7.40 Cumulative Preferred Stock and Common Stock of record at the close of business on March 17, 1995, will be entitled to vote at the Annual Meeting. Each share is entitled to one vote. Shares represented by Proxies will be voted at the Annual Meeting. At March 17, 1995, there were 587,280 shares of $7.40 Cumulative Preferred Stock and 181,867,683 shares of Common Stock outstanding and entitled to vote.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

  The Board of Directors presently consists of 11 members, divided into three classes. The following four nominees (Class II) are proposed to be elected at this Annual Meeting to serve for a term to expire at the 1998 Annual Meeting of Stockholders and until their successors are chosen and have qualified. The remaining seven directors will continue to serve as set forth below. The persons named as proxy voters in the accompanying Proxy, or their substitutes, will vote for the nominees for directors, each of whom has been designated as such by the Board of Directors. If, for any reason not presently known, any of the nominees is not available for election, another person or other persons who may be nominated will be voted for at the discretion of the proxy voters. Directors are elected by the affirmative vote of the holders of a majority of the shares present, in person or by Proxy, and authorized to vote on the matter.

  Brief statements setting forth the age (at April 1, 1995), the principal occupation, and employment during the past five years, the year in which first elected a director, and other information concerning each nominee and the remaining directors appear below.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
 FOR THREE-YEAR TERM EXPIRING AT THE 1998 ANNUAL MEETING OF STOCKHOLDERS (CLASS
                                      II)

                      M. Kathryn Eickhoff has been President of Eickhoff Economics, Inc., a consulting firm, since 1987. From 1985 to 1987 she was Associate Director for Economic Policy for the U.S. Office of Management and Budget, and prior to 1985 was Executive Vice President and Treasurer of Townsend-Greenspan & Co., Inc., an economic consulting firm. She is also a director of AT&T Corp., The Upjohn Company and National Westminster Bancorp Inc.

                      Ms. Eickhoff is 55 and has been a Director of the Company since 1987 and is a member of the Executive Committee and Audit Committee. She previously served as a member of the Board of Directors from 1982 until her resignation to join the Office of Management and Budget in 1985.

                          ---------------------------

                      Peter T. Flawn is a former President of The University of Texas at Austin, having served in such capacity for more than five years preceding his retirement in 1985. He is also a director of Harte-Hanks Communications, Inc., Global Marine Inc., Input/Output, Inc. and Radian Corporation.

                      Dr. Flawn is 69 and has been a Director of the Company since 1980. He is a member of the Executive Committee and is a member and the Chairman of the Audit Committee.

                          ---------------------------

                      John B. McCoy is Chairman and Chief Executive Officer of BANC ONE Corporation, a bank holding company, and has served in that position since 1987, prior to which he was President of that company from 1983. He is a director of Cardinal Distribution, Inc., the Federal Home Loan Mortgage Corporation, and Ameritech Corp. He also serves on the advisory council of the American Bankers Association.

                      Mr. McCoy is 51 and has been a Director of the Company since 1992. He is a member of the Compensation and Benefits Committee.

                      Dana G. Mead is Chariman and Chief Executive Officer of the Company and has served as an executive officer of the Company since April 1992, when he joined the Company as Chief Operating Officer. Prior to joining the Company, Mr. Mead served as an Executive Vice President of International Paper Company from 1988, and served as Senior Vice President of that company from 1981. He is also a director of Alco Standard Corporation, Baker Hughes Incorporated, Cummins Engine Company, Inc. and National Westminster Bancorp Inc., and is a Director and Chairman of Case Corporation.

                      Mr. Mead is 59 and has been a Director of the Company since April 1992. He is a member and Chairman of the Executive Committee and an ex officio member of the Audit, Compensation and Benefits, and Nominating and Management Development Committees.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
       TERM EXPIRING AT THE 1997 ANNUAL MEETING OF STOCKHOLDERS (CLASS I)

                      Mark Andrews has been Chairman of Andrews Associates, Inc., a government consulting firm, since February 1987. From 1963 to 1980, he served in the U.S. House of Representatives, and from 1980 to 1986 he served in the U.S. Senate. He is also a Director of Union Storage Co. and Case Corporation.

                      Mr. Andrews is 68 and has been a Director of the Company since 1987. He is a member of the Compensation and Benefits Committee and the Nominating and Management Development Committee.

                          ---------------------------

                      W. Michael Blumenthal has been a consultant to Lazard Freres & Co., an investment banking firm, since January 1995 and was a limited partner of that firm from April 1990 through December 1994. Prior to that time he was Chairman of Unisys Corporation and had been an executive officer of that company for more than five years. He is also a director of Daimler-Benz InterServices.

                      Mr. Blumenthal is 69 and has been a Director of the Company since 1985. He is a member and the Chairman of the Nomination and Management Development Committee.

                      Belton K. Johnson is engaged in farming, ranching and investments and has pursued such interests for more than five years. He is also a director of AT&T Corp.

                      Mr. Johnson is 65 and has been a Director of the Company since 1979. He is a member of the Executive Committee and the Compensation and Benefits Committee.

                          ---------------------------

                      William L. Weiss retired in June 1994 as Chairman and Chief Executive Officer of Ameritech Corporation, a telecommunications and information services company, after having served in that capacity for more than five years. Mr. Weiss is a director of Abbott Laboratories, Inc., Merrill Lynch & Co., Inc. and the Quaker Oats Company.

                      Mr. Weiss is 65 and has been a Director of the Company since January 1994. He is a member of the Audit Committee.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
      TERM EXPIRING AT THE 1996 ANNUAL MEETING OF STOCKHOLDERS (CLASS III)

                      Henry U. Harris, Jr., since 1992, has been Vice Chairman Emeritus of Smith Barney Inc., an investment banking firm, and for more than five years prior to which he served as an executive officer of that firm.

                      Mr. Harris is 68 and has been a Director of the Company since 1968. He is a member of the Audit Committee and the Nominating and Management Development Committee.

                      Joseph J. Sisco has been a partner of Sisco Associates, a management consulting firm, since January 1980. From 1976 until January 1980 he served as President of The American University, and, until February 1981 he was Chancellor of that University. Prior to 1976 Dr. Sisco was employed by the United States Department of State for 25 years, last serving as Under Secretary of State for Political Affairs. He is also a director of The Interpublic Group of Companies, Inc., Raytheon Company, and Braun AG.

                      Dr. Sisco is 75 and has been a Director of the Company since 1977. He is a member of the Executive Committee, the Nominating and Management Development Committee, and is a member and the Chairman of the Compensation and Benefits Committee.

                          ---------------------------

                      Clifton R. Wharton, Jr., served as Chairman and Chief Executive Officer of Teachers Insurance and Annuity Association and the College Retirement Equities Fund from 1987 to 1993 and as Deputy Secretary of State, U.S. Department of State, from January to November of 1993. From 1978 to 1987 he served as Chancellor of the State University of New York System. From 1970 to 1978 Mr. Wharton served as President of Michigan State University. Prior to 1970 he spent 22 years working in foreign economic and agricultural development in Latin America and Southeast Asia for the Rockefeller family philanthropic interests. He is also a director of the Ford Motor Company, the New York Stock Exchange, Inc. and Harcourt General.

                      Mr. Wharton is 68 and has been a Director of the Company since June 1994. He is a member of the Compensation and Benefits Committee.

STOCK OWNERSHIP

MANAGEMENT

  At January 31, 1995, the number of shares of Common Stock of the Company beneficially owned by (i) each director or nominee for director, (ii) each of the executive officers whose names are set forth on the Summary Compensation Table at page 9, and (iii) all executive officers, directors, and nominees for director as a group, were as follows:

                                                               SHARES OF COMMON
DIRECTORS                                                      STOCK OWNED(1)(2)
---------                                                      -----------------
Mark Andrews..................................................        5,069
W. Michael Blumenthal.........................................        3,148
M. Kathryn Eickhoff...........................................        3,350
Peter T. Flawn................................................        3,550
Henry U. Harris, Jr...........................................       11,227
Belton K. Johnson.............................................        5,811
John B. McCoy.................................................        2,550
Dana G. Mead..................................................      114,830
Joseph J. Sisco...............................................        3,524
William L. Weiss..............................................        4,550
Clifton R. Wharton, Jr........................................        2,050
EXECUTIVE OFFICERS
------------------
Theodore R. Tetzlaff..........................................       22,303
Robert T. Blakely.............................................       46,270
Stacy S. Dick.................................................       27,559
Stephen D. Chesebro ..........................................       58,362
All executive officers and directors or nominees as a group...      701,889(3)

---------
(1) Each director or nominee and executive officer has sole voting and investment power over the shares beneficially owned (or has the right to acquire shares as set forth in note (2) below) as set forth in this column, except for (i) shares that are held in trust for each director and executive officer under the Company's restricted stock plans, and (ii) shares that executive officers of the Company have the right to acquire pursuant to the Company's 1981 Tenneco Inc. Key Employee Stock Option Plan and the 1994 Tenneco Inc. Stock Ownership Plan.
  The percent of the class of Common Stock owned by each director or nominee and by all executive officers and directors as a group was less than one percent.
                                             (Notes continued on following page)

(2) Includes shares that are: (i) held in trust under the Company's restricted stock plans; at January 31, 1995, Messrs. Mead, Tetzlaff, Blakely, Dick, and Chesebro held 24,500; 15,000; 14,560; 22,000; and 31,350 restricted shares, respectively, under the Tenneco Inc. Key Employee Restricted Stock and Restricted Unit Plan or under the 1994 Tenneco Inc. Stock Ownership Plan, and Ms. Eickhoff and Messrs. Andrews, Blumenthal, Flawn, Harris, Johnson and Sisco each held 1,550 restricted shares, Mr. McCoy held 1,050 restricted shares, and Messrs. Weiss and Wharton held 550 restricted shares, respectively, under the Tenneco Inc. Directors Restricted Stock and Restricted Unit Program and (ii) subject to options, which were granted under the 1994 Tenneco Inc. Stock Ownership Plan, and are exercisable at January 31, 1995 or within 60 days of said date, for Messrs. Mead, Tetzlaff, Blakely, Dick and Chesebro' to purchase 50,000, 5,333, 5,700, 4,000, and 5,333 shares, respectively.
(3) Includes 119,970 shares that are subject to options that are exercisable by all executive officers and directors of the Company as a group, and includes 351,115 shares that are held in trust under the Tenneco Inc. Key Employee Restricted Stock and Restricted Unit Plan, the 1994 Tenneco Inc. Stock Ownership Plan, and the Tenneco Inc. Directors Restricted Stock and Restricted Unit Program, for all executive officers and directors of the Company as a group.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  During 1994 the Board of Directors held eleven meetings, and each director attended more than 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board on which the director served.

  There are four standing committees of the Board of Directors, which have the following described responsibilities and authority.

  The Audit Committee has the responsibility, among other things, to (i) recommend the selection of the Company's independent public accountants, (ii) review and approve the scope of the independent public accountants' audit activity and extent of non-audit services, (iii) review with management and such independent public accountants the adequacy of the Company's basic accounting system and the effectiveness of the Company's internal audit plan and activities, (iv) review with management and the independent public accountants the Company's certified financial statements and exercise general oversight of the Company's financial reporting process and (v) review with the Company litigation and other legal matters that may affect the Company's financial condition and monitor compliance with the Company's business ethics and other policies. Three meetings of the Audit Committee were held in 1994.

  The Compensation and Benefits Committee has the responsibility, among other things, to (i) establish the salary rate of officers and employees of the Company and its subsidiaries, (ii) examine periodically the compensation structure of the Company and (iii) supervise the welfare and pension plans and compensation plans of the Company. Four meetings of the Compensation and Benefits Committee were held in 1994.

  The Nominating and Management Development Committee has the responsibility, among other things, to (i) review possible candidates for members of the Board of Directors and recommend a slate of nominees for election as directors at the Company's annual stockholders' meeting, (ii) review the function and composition of the other committees of the Board of Directors and recommend membership on such committees and (iii) review the qualifications and recommend candidates for election as officers of the Company. Five meetings of the Nominating and Management Development Committee were held in 1994.

  The Executive Committee has, during the interval between the meetings of the Board of Directors, the authority to exercise all the powers of the Board that may be delegated legally to it by the Board in the management and direction of the business and affairs of the Company. No meetings of the Executive Committee were held in 1994.

  A stockholder of the Company may nominate persons for election to the Board of the Company if the stockholder submits such nomination, together with certain related information required by the Company's By-Laws, in writing to the Secretary of the Company not less than 50 days nor more than 75 days prior to the date of any annual meeting of stockholders.

                                             (Notes continued on following page)

EXECUTIVE COMPENSATION

  The following table sets forth the remuneration paid by the Company (i) to the Chairman of the Board and Chief Executive Officer and (ii) to each of the four most highly compensated key executive officers of the Company whose salary and bonus exceeded $100,000, for the years indicated:

                           SUMMARY COMPENSATION TABLE

                                                                  LONG TERM
                                 ANNUAL COMPENSATION             COMPENSATION
                         ------------------------------------ ------------------
                                                      OTHER
                                                     ANNUAL   RESTRICTED         ALL OTHER
   NAME AND PRINCIPLE                                COMPEN-    STOCK             COMPEN-
        POSITION         YEAR SALARY(1)    BONUS    SATION(2) AWARDS(3)  OPTIONS SATION(4)
   ------------------    ---- ---------- ---------- --------- ---------- ------- ----------
Dana G. Mead(5)          1994 $  878,177 $  900,000 $149,110  $  647,256 100,000 $  142,966
 Chairman and Chief      1993 $  664,839 $  700,000 $ 60,007  $  582,813  50,000 $   93,979
 Executive Officer       1992 $  455,208 $  600,000 $401,783  $2,110,625      -- $1,529,122
Michael H. Walsh(6)      1994 $  363,166         -- $ 75,535  $  889,977 100,000 $  119,692
 Chairman and Chief      1993 $1,005,006 $1,000,000 $ 10,472  $  815,938  25,000 $  122,655
 Executive Officer       1992 $  903,272 $1,600,000 $212,910  $1,990,650      -- $  119,740
Theodore R. Tetzlaff     1994 $  400,000 $  300,000 $    307  $  539,380  16,000         --
 General Counsel         1993 $  350,000 $  250,000       --  $  243,440      --         --
                         1992 $  250,000         --       --          --      --         --
Robert T. Blakely        1994 $  407,640 $  230,000 $    582  $  230,585  15,675 $   44,144
 Senior Vice President   1993 $  393,846 $  200,000 $    823  $  163,188      -- $   45,119
 and Chief Financial
  Officer                1992 $  374,672 $  120,000 $ 49,151  $  139,545      -- $   48,491
Stacy S. Dick            1994 $  343,560 $  235,000 $    582  $  215,752  12,000 $   24,926
 Senior Vice President-- 1993 $  325,214 $  200,000 $ 95,392  $  139,875      -- $   23,744
 Strategy                1992 $  125,000 $  150,000 $603,960  $  587,820      -- $  452,476
S. D. Chesebro           1994 $  437,880 $  210,000 $  5,355  $  242,721  16,000 $   62,410
 President and Chief     1993 $  423,006 $  300,000 $    537  $  279,750      -- $   60,945
 Executive Officer of    1992 $  376,070 $  415,000 $ 75,095  $  854,889      -- $   52,088
 Tenneco Gas Inc.

---------
(1) Includes base salary plus amounts paid in lieu of Company matching contributions to the Thrift Plan.
(2) Includes amounts attributable to (i) the value of personal benefits provided by the Company to its executive officers, which have an aggregate value in excess of $50,000, such as the personal use of Company owned property, membership dues, assistance provided to such persons with regard to financial, tax and estate planning, and (ii) reimbursement for taxes. The amount of each such personal benefit that exceeds 25% of the estimated value of the total personal benefits provided by the Company to the individuals named in the table was as follows: During 1994: $57,540 for use of Company owned property and $50,606 for reimbursement for taxes for Mr. Mead; $34,327 for use of Company owned property, $28,600 for financial planning services, and $1,123 for reimbursement for taxes for Mr. Walsh; $307, $582, $582 and $5,355 for reimbursement for taxes for Messrs. Tetzlaff, Blakely, Dick and Chesbro , respectively; During 1993: $34,832 for use of Company owned property and $19,950 for financial planning services for Mr. Mead; $823 and $537 for reimbursement for taxes for Messrs. Blakely and Chesebro ; and $50,000 in relocation expenses and $35,266 for reimbursement for taxes for Mr. Dick; respectively; and During 1992: $319,643 and $102,431 in relocation expenses for Messrs. Mead and Walsh, respectively; $552,346 in relocation expenses and $21,942 for reimbursement for taxes for Mr. Dick; and $30,029 for use of Company owned property and $16,355 for reimbursement for taxes for Mr. Chesebro .
(3) Includes the dollar value of grants of restricted stock made pursuant to the Company's benefit plans based on the price of the Company's Common
    Stock on the date of grant. At December 31, 1994, Messrs. Mead, Tetzlaff, Blakely, Dick, and Chesebro held 24,500; 15,000; 14,560; 22,000; and
    31,350 shares, respectively, under such plans. The value at December 31, 1994, (based on a per share price of $42.50 on that date) of all restricted shares held was $1,041,250 for Mr. Mead; $637,500 for Mr. Tetzlaff;
    $618,800 for Mr. Blakely; $935,000 for Mr. Dick; and $1,332,375 for Mr.
    Chesebro . Dividends will be paid on the restricted shares held by each individual.
(4) Includes amounts attributable during 1994 to benefit plans of the Company as follows:
  (a) The amounts contributed pursuant to the Thrift Plan for the account of Messrs. Mead, Walsh, Blakely, Dick, and Chesebro were $4,666; $6,000; $9,240; $5,880; and $9,240, respectively.
  (b) The amounts accrued under the Deferred Compensation Plan, together with adjustments based upon changes in the Consumer Price Index for All
      Urban Households, as computed by the Bureau of Labor Statistics, for Messrs. Mead, Walsh, Blakely, Dick, and Chesebro were $106,020;
      $65,473; $31,861; $16,237; and $38,001, respectively.
  (c) Amounts imputed as income for federal income tax purposes under the Company's group life insurance plan for Messrs. Mead, Walsh, Blakely, Dick, and Chesebro were $32,279; $3,115; $3,043; $2,809; and $15,169, respectively.
(5) Mr. Mead was elected Chairman and Chief Executive Officer on May 10, 1994, having served as President and Chief Executive Officer since February 24, 1994, prior to which he served as President and Chief Operating Officer since May 1992.
                                             (Notes continued on following page)

(6) Mr. Walsh served as Chairman and Chief Executive Officer of the Company until February 24, 1994, when he resigned as Chief Executive Officer so that he could devote his full attention to his medical treatment. Mr. Walsh served as Chairman of the Company until his death on May 6, 1994.

                                ----------------

                             OPTION GRANTS IN 1994

  The following table sets forth the number of stock options that were granted during 1994 to the persons named in the Summary Compensation Table.

                                                                            POTENTIAL REALIZABLE
                                                                              VALUE AT ASSUMED
                                                                                   ANNUAL
                                                                            RATES OF STOCK PRICE
                                                                              APPRECIATION FOR
                                        INDIVIDUAL GRANTS                      OPTION TERM(4)
                         -------------------------------------------------- ---------------------
                                      % OF
                                      TOTAL
                                     OPTIONS
                         OPTIONS     GRANTED
                         GRANTED       TO
                         (NO. OF    EMPLOYEES EXERCISE OR
                         SHARES)    IN FISCAL  BASE PRICE     EXPIRATION
          NAME           (1)(2)       YEAR    PER SHARE(3)       DATE           5%        10%
          ----           -------    --------- ------------ ---------------- ---------- ----------
Dana G. Mead............ 100,000       5.8%     $53.938    January 11, 2004 $3,392,000 $8,596,000
Michael H. Walsh........ 100,000(5)    5.8%     $53.938    January 11, 2004 $3,392,000 $8,596,000
Theodore R. Tetzlaff....  16,000        .9%     $53.938    January 11, 2004 $  542,720 $1,375,360
Robert T. Blakely.......  15,675        .9%     $53.938    January 11, 2004 $  531,696 $1,347,423
Stacy S. Dick...........  12,000        .7%     $53.938    January 11, 2004 $  407,040 $1,031,520
S.D. Chesebro ..........  16,000        .9%     $53.938    January 11, 2004 $  542,720 $1,375,360

---------
(1) The options reported in this column and in the Summary Compensation Table consist of Non-Qualified Options granted under the 1994 Tenneco Inc. Stock Ownership Plan. The options become exercisable at the rate of one-third per year on January 11 of 1995, 1996, and 1997, respectively.
(2) These options provide that a grantee who delivers shares of Common Stock to pay the option exercise price will be granted, upon such delivery and without further action by the Company, an additional option to purchase the number of shares so delivered. These "reload" options are granted at 100% of the fair market value (as defined in the plan) on the date they are granted, become exercisable six months from that date and expire coincident with the options they replace. Grantees are limited to 10 reload options and the automatic grant of such reload options is limited to twice during any one calendar year.
(3) All options were granted at 100% of the fair market value on the date of grant.
(4) The dollar amounts under these columns are the result of calculations for the period from the date of grant to the expiration of the option at the 5% and 10% annual appreciation rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. No gain to the optionee is possible without an increase in price of the Common Stock. In order to realize the potential values set forth in the 5% and 10% columns of this table, the per share price of the Company's Common Stock would be $87.86 and $139.90, respectively, or 63% and 160%, respectively, above the exercise or base price.
(5) Options held by Mr. Walsh's beneficiary.

                       OPTIONS/SARS EXERCISED IN 1994 AND
                              1994 YEAR-END VALUES

  The following table sets forth the number of stock options and related stock appreciation rights held, as of December 31, 1994, by the persons named in the Summary Compensation Table. No options to acquire shares or related stock appreciation rights were exercised during 1994.

                                                       TOTAL NO. OF UNEXERCISED
                                                            OPTIONS HELD AT
                                                         DECEMBER 31, 1994(1)
                                                       -------------------------
                            NAME                       EXERCISABLE UNEXERCISABLE
                            ----                       ----------- -------------
      Dana G. Mead....................................    16,667      133,333
      Michael H. Walsh(2).............................   375,000           --
      Theodore R. Tetzlaff............................        --       16,000
      Robert T. Blakely...............................       475       15,675
      Stacy S. Dick...................................        --       12,000
      Stephen D. Chesebro ............................        --       16,000

---------
Notes:
(1) There were no unexercised in-the-money options held at December 31, 1994, except for those held by Mr. Walsh's beneficiary and Mr. Blakely who held exercisable options on that date valued at $1,515,500 and $653, respectively (based on the fair market value of $42.50). Mr. Blakely's exercisable options also represent 475 exercisable stock appreciation rights.
(2) Options held by Mr. Walsh's beneficiary.

                                ----------------

  The following table sets forth the aggregate estimated annual benefits payable upon normal retirement pursuant to the Company's Retirement Plan, Benefit Equalization Plan, and Supplemental Executive Retirement Plan to persons in specified remuneration and years of credited participation classifications.
                              PENSION PLAN TABLE

                              YEARS OF CREDITED PARTICIPATION
                 ---------------------------------------------------------------------
REMUNERATION        15             20             25             30             35
------------     --------       --------       --------       --------       ---------
 $  350,000      $ 82,500       $110,000       $137,500       $165,000        $192,500
    400,000        94,300        125,700        157,100        188,600         220,000
    450,000       106,100        141,400        176,800        212,100         247,500
    500,000       117,900        157,100        196,400        235,700         275,000
    550,000       129,600        172,900        216,100        259,300         302,500
    600,000       141,400        188,600        235,700        282,900         330,000
    650,000       153,200        204,300        255,400        306,400         357,500
    700,000       165,000        220,000        275,000        330,000         385,000
    750,000       176,800        235,700        294,600        353,600         412,500
    800,000       188,600        251,400        314,300        377,100         440,000
    850,000       200,400        267,100        333,900        400,700         467,500
    900,000       212,100        282,900        353,600        424,300         495,000
    950,000       223,900        298,600        373,200        447,900         522,500
  1,000,000       235,700        314,300        392,900        471,400         550,000
  1,100,000       259,300        345,700        432,100        518,600         605,000
  1,200,000       282,900        377,100        471,400        565,700         660,000
  1,300,000       306,400        408,600        510,700        612,900         715,000
  1,400,000       330,000        440,000        550,000        660,000         770,000
  1,500,000       353,600        471,400        589,300        707,100         825,000
  1,600,000       377,100        502,900        628,600        754,300         880,000
  1,700,000       400,700        534,300        667,900        801,400         935,000
  1,800,000       424,300        565,700        707,100        848,600         990,000
  1,900,000       447,900        597,100        746,400        895,700       1,045,000
  2,000,000       471,400        628,600        785,700        942,900       1,100,000

---------
Notes:
 1. The benefits set forth above are computed as a straight life annuity and are based on years of credited participation in the Retirement Plan and the employee's average base salary during the final five years of credited participation in the Plan; such benefits are not subject to any deduction for Social Security or other offset amounts. At the time of his death, Mr. Walsh had 3.8 years of credited participation under the Company's Retirement Plan. The years of credited participation under the Retirement Plan for Messrs. Mead, Blakely, Dick, and Chesebro are 2, 12, 2, and 30, respectively (See: Note 2 below for additional information relating to Messrs. Mead, Walsh and DIck; and the "Summary Compensation Table" on page 9 for salary and bonus information for Messrs. Mead, Walsh, Blakely, Dick, and Chesebro).
 2. Pursuant to employment agreements with Messrs. Mead, Walsh and Dick described under the heading "Employment Contracts and Termination of Employment and Change-in-Control Arrangements", the Company has agreed to pay Messrs. Mead, Walsh and Dick such supplemental payments (in addition to any benefits payable under the Company's qualified and nonqualified pension plans) as may be necessary to make each person's total payments equal to the amount each would have received had he continued to be covered under pension plans maintained by his former employer (based on his credited service with the Company plus 14.6, 13 and 5 years, respectively, of credited service with each person's former employer, and on the compensation received from the Company as salary and bonuses).
 3. The Company provides Mr. Tetzlaff with an individual pension plan. The plan is based on Mr. Tetzlaff's salary and bonus and also provides for guaranteed graduated minimum annual benefits of $100,000 beginning in 1998, $200,000 per year beginning in 2003 and $300,000 per year beginning in 2008 (see: "Summary Compensation Table" on page 9 for salary and bonus information on Mr. Tetzlaff).

                                ---------------

COMPENSATION OF DIRECTORS

  Directors who are also officers of the Company or its subsidiaries do not receive additional directors' fees or amounts for committee participation. All other directors annually are each paid a director's fee of $32,000 per annum and receive 300 restricted shares of the Company's Common Stock (discussed below) and are paid an attendance fee of $1,500 plus expenses for each meeting of the Board of Directors attended. Each director who serves as a Chairman of the Audit, Compensation and Benefits, or Nominating and Management Development Committees of the Board of Directors is paid an additional fee of $7,000 per Chairmanship, and directors who serve as members of such committees are paid an additional fee of $4,000 per committee membership. Members of the Executive Committee receive an additional $1,500 attendance fee plus expenses for each meeting of that committee attended. Payment of all or a portion of such fees, together with interest and an adjustment based upon changes in the Consumer Price Index For All Urban Households as computed by the Bureau of Labor Statistics, may be deferred at the election of the director until the earliest of (i) the year next following the date upon which he or she ceases to be a director of the Company, (ii) the year selected by the director for commencement of payment of the deferred amount, or (iii) the director's attainment of age 74.

  Each director who is not also an officer of the Company and retires with at least 5 years of service will be eligible to receive monthly retirement payments based on years of service and the aggregate amount of director and committee fees being received at the time of retirement. Such retirement payments will continue for a period of time equal to the number of years such person served as a director, except that a director who served for more than 15 years will be entitled to receive retirement payments for life. In the event a director dies prior to the expiration of the retirement payment period, any remaining payments will be paid to such director's estate or designated beneficiary. For a director who is entitled to receive life-time retirement payments and received such retirement payments for less than 15 years at the time of death, payments will be made for the remainder of the 15 year period to such director's estate or designated beneficiary.

  Directors who are not also officers of the Company receive annually 300 restricted shares of the Company's Common Stock. Such restricted shares may not be sold, transferred, assigned, pledged, or otherwise encumbered and are subject to forfeiture should the director cease to serve on the Board prior to the expiration of the restricted period that ends upon such director's normal retirement from the Board, unless such director is disabled, dies, or the Compensation and Benefits Committee of the Board, at its discretion, determines otherwise. During such restricted period, holders of restricted shares are entitled to vote the shares and receive dividends.

                                ----------------

  The report of the Compensation and Benefits Committee and the performance graphs that appear immediately below are not deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

                                ----------------

TENNECO INC. COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE
COMPENSATION

  The executive compensation philosophy, policies, plans, and programs of the Company are under the supervision of the Compensation and Benefits Committee (the "Committee"), which is composed of the directors named below, none of whom is an officer or employee of the Company. The Committee has furnished the following report on executive compensation:

  Compensation Philosophy

  The basic philosophy underlying Tenneco's executive compensation policies, plans, and programs is that executive and stockholder financial interests should be aligned as closely as possible, and the compensation package should be based on delivering pay in line with performance. As much emphasis should be placed on the worth of an individual's contributions as on his/her position. The cornerstone of Tenneco's program is to provide common plans for the Company and its operating divisions in terms of design, but with performance goals that are customized for each division, thereby effectively permitting each operating unit to influence its own earnings opportunities.

  Accordingly, the executive compensation program for the Company's Chief Executive Officer ("CEO") and the other executives named in this proxy statement ("Named Executives"), as well as other executives of the Company, has been structured to:

  --Reinforce a results-oriented management culture with executive pay that varies according to corporate, division, and individual performance against extraordinarily aggressive goals.

  --Provide incentives, in the form of substantial long-term reward potential, for senior executives to remain employees of the Company.

  --Focus on annual and long-term business results that include growth in earnings per share as well as growth in stockholder value, divisional net income, cash flow, and economic value added (EVA) with improvement in cost of quality, safety, environmental, risk management, effective leadership, and equal employment opportunities performance.

  --De-emphasize fixed compensation in the form of base salary and place greater emphasis on variable performance-based compensation.

  --Align the interests of the Company's executives and stockholders by accelerating the acquisition and encouraging the retention of Tenneco shares by those executives.

  --Extend stock acquisition programs into lower organizational levels through the use of stock options.

  --Provide plans that are simple and easy to describe and understand.

  Based on these objectives, the executive compensation program has been designed to generate compensation from several sources--salaries, annual cash incentive awards, deferred compensation payments, long-term incentive opportunities, and other benefits typically offered to executives by major corporations.

  The Company's policy is to provide total compensation to its executives based on performance that is competitive and at market levels when financial and qualitative targets are met. Tenneco's compensation plans provide that as an executive's level of responsibility increases, (i) a greater portion of his/her potential total compensation is based on performance (both individual and corporate), and a lesser portion is comprised of salary, causing potentially greater variability in the individual's total compensation from year-to-year, and (ii) the mix of compensation for that executive shifts to a greater portion being derived from compensation plans that result in stock ownership.

  In designing and administering the components of the executive compensation program, the Committee strives to balance short and long-term incentive objectives and to employ prudent judgment when establishing performance criteria, evaluating performance, and determining actual incentive payments.

  The following is a description of each of the components of the executive compensation program along with a discussion of the decisions and actions taken by the Committee with regard to 1994 compensation; there also follows a discussion regarding the CEO's compensation.

  Annual Cash Compensation Program

  An executive's annual cash compensation consists of a base salary plus amounts paid in lieu of Company matching contributions to the Thrift Plan, bonuses under the Company's Executive Incentive Compensation Plan, and deferred compensation payments under the Company's deferred compensation plan. Certain senior executives may receive annual cash compensation under the 1994 Tenneco Inc. Stock Ownership Plan (the "1994 Stock Ownership Plan") described below. Each year the Committee reviews with the CEO and the senior human resources executive of the Company an annual salary plan for the Company's executives and other key management personnel (excluding the CEO) following which the Committee approves that plan with changes that the Committee deems appropriate. The salary plan that is developed is based in part on competitive market data and on assessments of past and anticipated future performance. The Committee employs competitive market data for directional and guideline purposes in combination with corporate, divisional, and individual performance results. The competitive market data used by the Committee includes several of the companies comprising the Peer Group on the Performance Graph, which follows this report. However, their inclusion in this data is a function of their participation in the various nationally recognized compensation surveys in which the Company participates, rather than an alignment of companies in similar industry groups. Salary levels are structured within a range of reputable survey data for comparable companies without regard to the performance of the companies surveyed. The range is used to allow judgments as to the quality of Tenneco's performance and individual executive performance. The Committee also reviews, with the assistance of the senior human resources executive, and sets the salary of the CEO based on similar information and criteria and the Committee's assessment of his past performance and its expectations as to his future contributions in leading the Company.

  Annual performance goals (operating income, cash flow, economic value added
(EVA) and other qualitative objectives that have been assigned to division and individual participants) are established under the Executive Incentive Compensation Plan at the beginning of each year for purposes of determining incentive awards for that year. At the conclusion of each year, the Committee approves incentive and deferred award payments to employees based on the degree of achievement of the goals established at the beginning of that year and on judgments of individual performance. Using operating income, cash flow, and EVA as a starting point, each organization receives incentive compensation funds based on judgmental considerations including the degree of difficulty in meeting targets, contribution to overall corporate performance, capital and asset management, safety performance, quality and risk management initiatives, equal employment opportunities performance, and leadership. The Committee does not place a greater value on any particular one of these considerations; rather, the performance against such goals is considered as part of the overall information considered by the Committee. The Committee makes individual awards based upon its evaluation of the individual's contribution to the overall performance results of his division. The Committee believes that the Company performed very well in relation to the goals set for 1994, as set out below.

  Effective for 1994 and subsequent years, the CEO, the Named Executives and other senior executives of the Company, its subsidiaries and divisions may receive performance units under the 1994 Stock Ownership Plan. The performance units will permit these executives to earn cash bonuses based upon the attainment of specified goals relating to earnings per share from continuing operations or shareholder returns. The performance units are discussed further below under the captions "$1 Million Tax Limitation".

  Long Term Incentives--Stock Awards

  The Company's long-term stock incentive plan (1994 Stock Ownership Plan) is designed to align a significant portion of the executive compensation plan with stockholder interests. This plan, approved by shareholders at the 1994 annual stockholders' meeting, permits the granting of a variety of long-term awards including stock options, restricted stock, and performance shares. See a separate discussion below under "$1 Million Tax Limitation". Shares of stock (stock options and restricted stock) are allocated to the divisions based on operating performance and the Committee's judgment. Corporate performance defines the overall amount of shares to be awarded. Each division's performance is reviewed to determine the number of shares allocated to such division for distribution to award recipients within that division. These are adjusted on a discretionary basis, based on the quality of these results and on internal equity. The Committee believes that the Company performed very well in relation to its goals during 1994, as set out below. In addition, in 1994 a plan was initiated that sets forth either stock ownership requirements or guidelines for stock ownership, depending on an individual's organization level, for employees of the Company and its subsidiaries.

  CEO Compensation

  In order to recognize the leadership that Mr. Mead demonstrated as CEO in 1994, effective January 1, 1995, his base salary was increased from $900,000 to $925,000. The amount of his increase was consistent with the salary increases for other executives in the Company.

  The Committee determined that the level of the Company's performance during 1994 represented a significant achievement. Factors considered by the Committee included the following achievements and improvements in 1994 from the results of the prior year:

  --An increase of $1.13, or 48%, in earnings per share from continuing operations.

  --A $282 million increase in operating income, up 26%.

  --Progress on the implementation of the Case Corporation restructuring program including a $232 million increase in operating earnings at Case, as a stand-alone, publicly-held company, to $315 million.

  --Approval of the CVN-76 carrier contract and the first order from a foreign shipowner for a U.S. shipyard for commercial vessels since 1957.

  --A successful initial public offering of 29% of Case Corporation stock followed late in the year with a secondary offering of 27% of the Common Stock.

  --A decrease in consolidated debt of approximately $2.0 billion.

  --A reduction in the industrial debt to capitalization ratio from 49.3% at year-end 1993 to 46.4% at year-end 1994, the lowest level in more than a decade.

  --A Company-wide quality improvement program that provided approximately
    $240 million in operating income for 1994.

  --A year-over-year improvement in operating income in 4 of 5 divisions.

  --Significant acquisitions in long-term growth platforms: Gillet (European
    Exhaust), Products for Power (aftermarket catalytic converters manufacturer).

  The Committee's assessment is that the Company, under the CEO's leadership, and the initiatives and programs he put in place, has produced significant improvements in Tenneco's overall performance including the factors set forth above, which were specifically considered by the Committee in formulating his compensation. Moreover, Mr. Mead successfully managed the leadership transition during Mike Walsh's illness and following his death in May.

  During 1994 Mr. Mead's base salary was increased from $700,000 to $900,000 to reflect added responsibility resulting from his promotion to Chief Executive Officer in February and Chairman of the Board in May of that year.

  In 1994 the incentive award to the CEO was $900,000, which has been deferred until Mr. Mead's retirement. The amount of this deferral was put into a stock index account that tracks the performance of Tenneco Common Stock. The CEO also received for 1994 a $100,000 deferred compensation award under the Company's executive deferred compensation plan. The size of this award is consistent with awards to other senior executives who are participants in this plan and reflects the Committee's judgment based on its evaluation of Mr. Mead's contribution to the Company's 1994 operating results, which are set out above.

  In 1994 the CEO received a grant of 12,000 shares of restricted stock and an option to purchase 100,000 shares of Common Stock. The size of the restricted stock award is consistent with awards given to other senior executives who are participants in this plan and reflects the Committee's judgment based on its evaluation of Mr. Mead's contribution to the Company's 1994 operating results, which are set out above.

  $1 Million Tax Limitation

  Effective in 1994 the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a publicly-traded corporation may deduct for compensation paid to the CEO or a Named Executive who is still employed on the last day of the year; provided, however, "performance-based compensation" is excluded from this $1 million limitation.

  The Company desires both to compensate its executives adequately and to safeguard its tax deduction for compensation. Consequently, the 1994 Stock Ownership Plan subjects stock options, stock appreciation rights ("SARs"), stock equivalent units, and performance unit grants to certain conditions designed to make the cash or stock that an executive receives under such awards "performance-based compensation"; however, restricted stock awards under that plan will not qualify as "performance-based compensation" and therefore will be subject to the $1 million limitation. In 1995 a total of ten senior executives will receive awards of performance shares (stock equivalent units) rather than restricted stock. These shares will vest based on the attainment of specific performance objectives and will ensure that the Company receives a tax deduction for compensation at the time the shares are vested.

  The 1994 Stock Ownership Plan limits the number of stock options and SARs that may be granted to any one participant. Also the plan provides that covered executives may receive a bonus pursuant to performance unit grants only upon the attainment of specific performance objectives. The plan limits the number of stock equivalent units that may be granted to a participant in any one year, and it provides that the covered executives as determined by the Committee may earn the stock equivalent units only upon the attainment of such target levels of either earnings or shareholder return as may be specified by the Committee. The Compensation Committee has established the specific targets applicable to performance based awards that may be made under the plan for 1995. The cash or stock that the executives receive under this plan will be fully deductible by the Company for federal income tax purposes.

    Compensation and Benefits Committee

      Joseph J. Sisco--Chairman
      Mark Andrews
      B. K. Johnson
      John B. McCoy
      Clifton R. Wharton, Jr.

PERFORMANCE GRAPHS

  The following performance graph compares the yearly percentage change in the Cumulative Total Return (as defined below for the following graph) on a share of Common Stock of the Company with (i) the Standard & Poor's 500 Stock Index; and (ii) an industry peer group index based on a combination of the six Standard & Poor's sub-indices described below.


                                  [TO FOLLOW]

           12/1989     12/1990     12/1991     12/1992     12/1993     12/1994
  ----------------------------------------------------------------------------

   Tenneco Inc.      100        80.5         56.9        76.9       103.9        86.8
  -----------------------------------------------------------------------------------
     S&P 500         100        96.9        126.4       136.1       149.8       151.7
  -----------------------------------------------------------------------------------
    Peer Group       100        86.7        104.9       110.4       142.6       141.1

  -------------------------------------------------------------------------

      BASE - DECEMBER 31, 1989 = 100
  ---------
  Notes:
  1. "Cumulative Total Return" on a share of Common Stock of the Company is measured by dividing (a) the sum of (i) the cumulative amount of dividends for the five years from December 31, 1989, through December
     31, 1994, (assuming the reinvestment of dividends over such period) and
     (ii) the difference between the price of a share of Common Stock of the Company at December 31, 1989, and December 31, 1994, by (b) the price of a share of such Common Stock at December 31, 1989.
  2. Based on the identifiable assets of each of the Company's six business segments at December 31, 1994, adjusted in each case to exclude discontinued operations (other than the chemicals segment), the six Standard & Poor's sub-indices included in the combined industry peer group have been weighted as follows for the years:
                                             (Notes continued on following page)

                                                   1989 1990 1991 1992 1993 1994
                                                   ---- ---- ---- ---- ---- ----
   Machinery--Diversified......................... 56%  58%  54%  50%  45%  37%
   Aerospace/Defense.............................. 10%   9%   9%  10%   9%  10%
   Natural Gas.................................... 16%  15%  18%  20%  22%  24%
   Auto Parts--Aftermarkets.......................  6%   6%   6%   6%   8%  11%
   Containers--Paper..............................  6%   7%   8%   9%  11%  11%
   Chemicals......................................  6%   5%   5%   5%   5%   7%

  3. The stock price performance shown on this graph is not necessarily indicative of future price performance of the Company's Common Stock.

  The Company believes that its performance from December 31, 1991 to December 31, 1994 is relevant since senior management of the Company changed with the election of Mr. Walsh as President of the Company in September 1991, his election as Chief Executive Officer in January 1992 and Chairman in May 1992, together with the election of Mr. Mead as President and Chief Operating Officer in May 1992, his election as President and Chief Executive Officer in February 1994 and his election as Chairman and Chief Executive Officer in May 1994. The following chart illustrates the 52.5% increase in Tenneco's Cumulative Total Return (as defined below for the following graph) from December 31, 1991, to December 31, 1994, and the S&P 500 and Peer Group increase of 20.0% and 33.5%, respectively, during the same period.


                                [Chart to Come]


                            12/1991     12/1992     12/1993     12/1994
              Tenneco
                Inc.          100        135.1       182.5       152.5
                   ----------------------------------------------------
               S&P 500        100        107.6       118.5       120.0
                   ----------------------------------------------------
             Peer Group       100        105.4       136.5       133.5

                           BASE - DECEMBER 31, 1991 = 100
                                                  (See notes on following page)

  ---------
  Notes:
  1. "Cumulative Total Return" on a share of Common Stock of the Company is measured by dividing (a) the sum of (i) the cumulative amount of dividends for the three years from December 31, 1991, through December 31, 1994, (assuming the reinvestment of dividends over such period) and
     (ii) the difference between the price of a share of Common Stock of the Company at December 31, 1991, and December 31, 1994, by (b) the price of a share of such Common Stock at December 31, 1991.
  2. Based on the identifiable assets of each of the Company's six business segments at December 31, 1994, adjusted in each case to exclude discontinued operations (other than the chemicals segment), the six Standard & Poor's sub-indices included in the combined industry peer group have been weighted as follows for the years:

                                                             1991 1992 1993 1994
                                                             ---- ---- ---- ----
      Machinery--Diversified................................ 54%  50%  45%   37%
      Aerospace/Defense.....................................  9%  10%   9%   10%
      Natural Gas........................................... 18%  20%  22%   24%
      Auto Parts--Aftermarkets..............................  6%   6%   8%   11%
      Containers--Paper.....................................  8%   9%  11%   11%
      Chemicals.............................................  5%   5%   5%    7%

  3. The stock price performance shown on this graph is not necessarily indicative of future price performance of the Company's Common Stock.

  The additional performance graph that follows compares the yearly Cumulative Total Return on a share of Common Stock of the Company with a "New Peer Group" that includes representative companies from the industries in which the Company's pipeline, automotive, packaging, and shipbuilding divisions compete. The Company believes that this performance graph is relevant since the Company has divested itself of its chemicals division and substantially reduced its investment in its farm and construction equipment division. The performance of companies comprising the New Peer Group is measured on the basis of market capitalization, weighted for each year.

                                [Chart to Come]


                             12/1991     12/1992     12/1993     12/1994
            Tenneco Inc.       100        135.1       182.5       152.5
                  ------------------------------------------------------
              S&P 500          100        107.6       118.5       120.0
                  ------------------------------------------------------
           New Peer Group      100        116.7       138.4       132.2

  ---------
  Notes:
  1. "Cumulative Total Return" on a share of Common Stock of the Company is measured in the same manner as set out in Note 1 to the preceding chart.
  2. The New Peer Group, constructed by the Company and comprised of the following companies (which are competitors of the Company's pipeline, automotive, packaging, and shipbuilding divisions), is based on market capitalization, weighted for each year:
    Pipeline Portfolio: The Coastal Corporation, The Columbia Gas System, Inc., Consolidated Natural Gas Company, Enron Corp., Panhandle Eastern Corporation, Sonat, Inc., Transco Energy Company, and The Williams Companies; Automotive Parts Portfolio: Arvin Industries, Inc., A.O. Smith Company, Cooper Tire & Rubber Company, Cummins Engine Co., Inc., Dana Corporation, Genuine Parts Company, Goodyear Tire & Rubber Co., Eaton Corporation, Echlin Inc., Federal-Mogul Corporation, Modine Manufacturing Company, Navistar International Corporation, Paccar Inc., Standard Motor Products Company, Standard Products Co., Superior Industries International, Inc., and Varity Corporation; Packaging/Forest & Paper Products Portfolio: Abitibi-Price Company, Bemis Company, Inc., Boise Cascade Corporation, Bowater Incorporated,

    Champion International Corporation, Chesapeake Corporation, Consolidated Papers, Inc., Federal Paper Board Company, Inc., Georgia-Pacific Corporation, International Paper Company, James River Corporation of Virginia, Louisiana-Pacific Corporation, Longview Fibre Company, The Mead Corporation, Potlatch Corporation, Stone Container Corporation, St. Joe Paper Company, Temple-Inland Inc., Union Camp Corporation, Wausau Paper Mills Company, Westvaco Corp., Weyerhaeuser Company, and Willamette Industries Inc.; and Defense Portfolio: Litton Industries, Inc., General Dynamics Corporation, Rockwell International Corporation, United Technologies Corporation.
  3. The stock price performance shown on this graph is not necessarily indicative of future price performance of the Company's Common Stock.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS


  The Company has an agreement with Mr. Mead for his employment with the Company providing for the payment to Mr. Mead of a salary of not less than $575,000 per year (with such increases, as determined by the Compensation and Benefits Committee of the Board). Also the Company has agreed that in the event Mr. Mead's employment is terminated for any reason other than for cause, death, or permanent disability, the Company will pay to Mr. Mead an amount equal to three times his annual salary plus $300,000. In the event the Company terminates Mr. Mead for nonperformance of his duties prior to age 60, the Company will guarantee a payment to him of an amount equal to the full retirement benefit he would be entitled to at age 60 (including services with his prior employer and bonus included in the calculation of such benefit). In the event of Mr. Mead's death prior to retirement, all restrictions remaining on any outstanding awards under the Restricted Stock Plan will lapse and the shares distributed to his estate or his beneficiary, as so designated.

  The Company had an agreement with Mr. Walsh, who served as Chairman of the Board until his death on May 6, 1994, which provided for salary and bonus thresholds during the term of his employment. Such agreement also provided that, upon his death, all restrictions remaining on Restricted Shares would lapse, all stock options would become immediately exercisable, and all amounts credited to his deferred compensation plan would be due and payable.

  The Company has an agreement with Mr. Dick for his employment with the Company providing for the payment to Mr. Dick of a salary of not less than $325,000 per year (with such increases as determined by the Compensation and Benefits Committee of the Board). Also the Company has agreed that in the event Mr. Dick's employment is terminated for any reason other than for cause, death, or permanent disability the Company will pay to Mr. Dick an amount equal to his annual salary.

  The Company has established a Benefits Protection Program (the "Program") to enable the Company to continue to attract, retain and motivate highly qualified employees by eliminating (to the maximum practicable extent) any concern on the part of such employees that their job security or benefit entitlements will be jeopardized by a "Change-in-Control" of the Company (as such term is defined in the Program). The Program is designed to achieve this purpose through (i) the establishment of a severance plan for the benefit of certain employees whose employment is terminated by the Company or an affiliate (or, in the case of certain employees, is deemed to have been so terminated) without cause within two years following such Change-in-Control, (ii) the establishment of a trust fund designed to ensure the payment of benefits accrued under certain employee benefit plans, (iii) the amendment of certain employee benefit plans to ensure that, during a minimum specified period following the Change-in-Control, such plans continue in effect on a basis not less favorable to the employees than was the case immediately prior to the Change-in-Control, and (iv) the amendment of the Company's Retirement Plan to ensure that for a five-year period following the Change-in-Control "surplus assets" in such plan are utilized exclusively to satisfy benefit obligations to active and retired employees. Under the Program, Messrs. Mead, Blakely, Dick, and Chesebro would have become entitled to receive payments from the Company in the amount of $4,082,500; $1,422,500; $1,327,500; and $1,805,000 respectively, had their employment been terminated on December 31, 1994, without cause and after a Change-in-Control, and, in addition, restricted shares held in the name of such individuals under the Company's Restricted Stock Plans would have automatically reverted to the Company, and the Company would have been obliged to pay such individuals the fair market value thereof all as provided by such plans. Such severance payments are, however, subject to limitations set forth in the Program designed to ensure that all payments are fully deductible by the Company for federal corporate income tax purposes.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

  During 1994 the Company and its subsidiaries paid the law firm of Jenner & Block, of which Mr. T.R. Tetzlaff, General Counsel of the Company, is a partner, approximately $7.1 million for legal services (pursuant to an agreement with the Company, Mr. Tetzlaff has agreed to devote whatever time is necessary to attend to the responsibilities of General Counsel of the Company, and will not receive from Jenner & Block any part of the fees paid by the Company to that firm during such period he serves as General Counsel) and paid the firm of Eickhoff Economics, Inc., of which Ms. Eickhoff is a partner, approximately $97,000 for financial consulting services (which amount was greater than 5% of such firm's gross revenues during that year). Additionally, during 1994 the Company engaged the firm of Lazard Freres & Co., of which Mr. Blumenthal was a Limited Partner, to provide investment banking services, and the Company proposes to engage such firm for similar services during the current fiscal year (the amount paid for these services did not exceed 5% of such firm's consolidated gross revenues for 1994).

  All such transactions discussed above were in the ordinary course of business.

  As a result of two public offerings in 1994 by subsidiaries of the Company of the Case Corporation common stock, the Company and its subsidiaries hold as of the date hereof approximately 44% of the outstanding Common Stock of Case Corporation of which Mr. Mead is a director and an executive officer. In June 1994, pursuant to a Reorganization Agreement between the Company, Case Corporation, and Tenneco Equipment Corporation (the "Reorganization Agreement"), Case Corporation and its subsidiaries acquired the business and assets of the farm and construction equipment business (other than approximately $1.1 billion of United States retail receivables) of the Company and its subsidiaries (the "Case Business") in exchange for the following:
(i) the assumption by Case Corporation and/or certain of its subsidiaries of all liabilities of the Case Business existing prior to the Reorganization, except as described below, (ii) demand notes in the aggregate principal amount of $1.552 billion (the "Demand Notes"), (iii) 70 million shares of Common Stock of Case Corporation, (iv) 1,500,000 shares of Series A Cumulative Convertible Preferred Stock of Case Corporation, and (v) $250 million aggregate principal amount of 10 1/2% Senior Subordinated Notes due 2002. Additionally, the Company retained certain liabilities for pension benefits, post-retirement health and life insurance benefits, taxes, and indebtedness, as provided by the Reorganization Agreement. Subsequent to the Reorganization, the Company received additional payments of $10.6 million from Case Corporation, as an adjustment to the purchase price of assets transferred pursuant to the Reorganization Agreement, and $12.9 million, consisting of dividend payments made in accordance with the Reorganization Agreement. Further, during 1994, the Company received payments from Case Corporation of approximately $19 million in corporate overhead expenses arising out of the Company's affiliation with Case Corporation during 1994. The Company has agreed with Case Corporation's lenders that the Company will continue to own, directly or indirectly, at least 30% of the outstanding common stock of Case Corporation until (i) the term loan to Case Corporation has been reduced from $1 billion to $500 million and (ii) senior debt of Case Corporation has been rated at least investment grade by at least two nationally recognized credit rating agencies (of which one must be either Standard and Poor's Ratings Group or Moody's Investors Service, Inc.). Case Corporation provides retail receivable services to a subsidiary of the Company for a fee based on the amount of outstanding receivables. It is estimated that such services will be provided through 1997. Additionally, pursuant to the Reorganization Agreement, the Company and Case Corporation have entered into an agreement providing for the allocation of obligations for income and franchise taxes with respect to Case Corporation and its subsidiaries.

  Transactions involving Messrs. McCoy and Andrews are set out below under the caption "Compensation Committee Interlocks and Insider Participation".

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Andrews, Johnson, McCoy, Sisco, and Wharton are members of the Compensation and Benefits Committee of the Board of Directors. Mr. Mead, as CEO of the Company, is designated by the Company's By-Laws as an ex officio member of the Compensation and Benefits Committee (as well as all of the Board's Committees, except for the Executive Committee in which he is a member and Chairman). As an ex officio member, he may attend meetings of such committee; however, he has no authority to vote for or against any action taken or contemplated to be taken by such committee, and his attendance is for the sole purpose of providing information to the committee in order to assist the members in making informed decisions. Mr. Mead does not participate in any deliberations of the Compensation and Benefits Committee relating to his compensation.

  During 1994 the Company and its subsidiaries paid to a subsidiary of BANC ONE Corporation, of which Mr. McCoy is a director and an executive officer, approximately $113,000 for general banking services; and Mr. Andrews was indebted to Case Credit Corporation, a subsidiary of the Company until November 23, 1994, in connection with the financing of agricultural machinery purchased from an independent dealer in 1993 and 1994. That indebtedness bears interest at the rate of 5.9% per year and is for a term of 60 months, maturing August 12, 1998 and December 15, 2000, respectively. At January 1, 1994, $100,000 was outstanding (being the largest amount of indebtedness outstanding during 1994). At November 23, 1994, the date that Case Corporation and its subsidiaries were no longer consolidated with the Company's operations, $84,212.43 was outstanding.

  All such transactions discussed above involving Messrs. McCoy and Andrews were in the ordinary course of business.

           APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                                    (ITEM 2)

          THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THIS PROPOSAL

  Financial statements of the Company and its consolidated subsidiaries are included in the Company's Annual Report furnished to all stockholders. Upon recommendation of the Audit Committee of the Board of Directors, the Board of Directors has appointed Arthur Andersen LLP as independent public accountants for the Company to examine its consolidated financial statements for the year 1995 and has determined that it would be desirable to request that the stockholders approve such appointment. If the stockholders should not approve such appointment, the Audit Committee and the Board would reconsider the appointment. Arthur Andersen LLP also acted as the Company's principal accountants for the fiscal year ended December 31, 1994. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions.

                              STOCKHOLDER PROPOSAL
                                    (ITEM 3)

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL

  The Company has been informed that The New York City Teachers' Retirement System, c/o Comptroller of the City of New York, Trustee, 1 Centre Street, New York, New York 10007-2341, intends to submit a proposal for action at the Annual Meeting of Stockholders.

  The affirmative vote of the holders of a majority of the shares present, in person or by Proxy, and authorized to vote on such proposal is required to approve the stockholder proposal. The Board of Directors is opposed to this proposal.

STOCKHOLDER PROPOSAL.

  "WHEREAS, the board of directors is meant to be an independent body elected by shareholders and charged by law and shareholders with the duty, authority and responsibility to formulate and direct corporate policies, and

  "WHEREAS, this company has provided that the board may designate from among its members one or more committees, each of which to the extent allowed, shall have certain designated authority, and

  "WHEREAS, we believe that there must be a link between corporate performance and executive compensation, and that it is important that our company's executive compensation structure become more closely tied to performance, and

  "WHEREAS, we believe that directors independent of management are best qualified to act in the interests of shareholders and can take steps necessary to evaluate management performance, establish executive compensation and establish a better relationship between company performance and executive pay, NOW THEREFORE BE IT

  "RESOLVED, that the shareholders request the company establish a Compensation Committee to evaluate and establish executive compensation. The Committee shall be composed solely of independent directors and shall have access to outside advice, such as, but not restricted to, compensation consultants.

  "For these purposes, an independent director is one who: (1) has not been employed by the Company or an affiliate in an executive capacity within the last five years; (2) is not a member of a company that is one of this company's paid advisors or consultants; (3) is not employed by a significant customer or supplier; (4) does not have a personal services contract with the company; (5) is not employed by a tax-exempt organization that receives significant contributions from the company; (6) is not a relative of the management of the company; (7) has not had any business relationship that would be required to be disclosed under Regulation S-K. Also, to the extent possible within the standards stated above, no individual shall serve on the Committee in the year preceding the expiration of that individual's terms as a director.

                             "STATEMENT OF SUPPORT

  "As long-term shareholders we are concerned about our company's prospects for profitable growth. This is intended to address the issue of pay vs. performance and to provide shareholders with an independent committee which will represent their interests. We urge you to vote FOR this proposal."

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL

  The Company has had for many years a Compensation and Benefits Committee composed exclusively of outside directors whose duties are, among other things, to evaluate and establish executive compensation. The Company's By-Laws require that this Committee consist of at least four members, none of whom may be officers of the Company or any of its subsidiaries. In fact, of the 11 members of the Board of Directors, the Chief Executive Officer of the Company is the only inside director serving on the entire Board of Directors. The membership on the Compensation and Benefits Committee is reviewed annually by the Company's Nominating and Management Development Committee--one of whose functions is to insure the independence of the members of the Compensation and Benefits Committee.

  The Compensation and Benefits Committee believes there must be a link between Company performance and executive compensation, and that executive compensation should be tied strongly to performance. The Board believes that this strong link is reflected in the

Report of Compensation and Benefits Committee set forth above in this Proxy Statement. Further, this Committee has always had access to, and regularly utilizes, outside compensation consultants in the discharge of its duties.

  This Stockholders' Proposal, which is the same as the one that was defeated at the 1994 Stockholders' meeting by over 74% and which the Company continues to oppose, outlines specific criteria to determine whether a member of the Committee is independent. The Company believes these standards are reasonable (and in fact are met by the current membership of the Compensation and Benefits Committee), except as relates to "business relationships". As may be expected, certain of the Company's outside directors are associated with major corporations with which the Company may have, from time-to-time, business transactions in the ordinary course of business (see the discussion in this Proxy Statement under the captions "Transactions with Management and Others" and "Compensation Committee Interlocks and Insider Participation"). To exclude arbitrarily persons of integrity and competence from serving on the Compensation and Benefits Committee simply because the Company may do business with one of these companies, as this Proposal would require, is in the opinion of the Board too restrictive and inappropriate.

  Accordingly, the Board believes that the Proposal needlessly restricts the Company from including on the Compensation and Benefits Committee highly qualified individuals whose advice and counsel would benefit the Company and its stockholders, and therefore, the Board recommends a vote AGAINST this Proposal.

                                 OTHER MATTERS

  The Board of Directors is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote all proxies (unless otherwise directed by stockholders) in accordance with their judgment on such matters.

                   EFFECT OF ABSTENTIONS AND BROKER NON-VOTE

  The Company's By-Laws require a majority of the shares authorized to vote at the Annual Meeting of Stockholders be present, in person or by Proxy, to establish a quorum. Shares abstaining with regard to a matter to be presented to the stockholders constitute part of the quorum present with respect to such matter; however, shares for which voting power has been withheld, such as broker non-votes, do not constitute part of the quorum present with respect to such matter. Consequently, the number of shares representing the quorum present for the meeting may be greater than the shares present for action on a particular proposal.

                       SOLICITATION OF PROXIES AND VOTING

  A Proxy may be revoked by notice in writing to the Secretary at any time prior to the exercise thereof.

  The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by mail, and may be made by directors, officers, and employees, personally, or by telephone or telegram. Proxy cards and material also will be distributed to beneficial owners of stock through brokers, custodians, nominees, and other like parties, and the Company expects to reimburse such parties for their charges and expenses. Georgeson & Co. Inc., New York, New York, has been retained to assist the Company in the solicitation of proxies at a fee estimated not to exceed $25,000.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

  Any proposal to be presented by a stockholder at the Company's 1996 Annual Meeting of Stockholders must be received by the Company by December 1, 1995, so that it may be considered by the Company for inclusion in its proxy statement and form of proxy relating to that meeting.

                                                      KARL A. STEWART
                                                Vice President and Secretary

                              ------------------

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. REQUESTS FOR COPIES OF SUCH REPORT SHOULD BE DIRECTED TO KARL A. STEWART, VICE PRESIDENT AND SECRETARY, TENNECO INC., P.O. BOX 2511, HOUSTON, TEXAS 77252-2511.

NOTICE OF ANNUAL
MEETING AND
PROXY STATEMENT
-------------------------------------------------------------------------------

ANNUAL MEETING OF STOCKHOLDERS MAY 9, 1995

TENNECO INC
P.O. Box 2511 HOUSTON, TEXAS 77252-2511

LOGO

                                   P R O X Y


                                  TENNECO INC
                                                        LOGO
                   ANNUAL MEETING OF STOCKHOLDERS MAY 9, 1995

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned does hereby appoint D. G. MEAD, P. T. FLAWN and K. A. STEWART, and any of them, with full power of substitution, as Proxies to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors' recommendations, all shares of Tenneco Inc. held of record by the undersigned at the close of business on March 17, 1995 and entitled to vote at the Annual Meeting of Stockholders of Tenneco Inc. to be held at 10:30 a.m., May 9, 1995, in the Imperial Ballroom of the Hyatt Regency Hotel, 1200 Louisiana Street, Houston, Texas, or at any adjournment thereof, and to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting.

  Election of Directors Nominees:

     M. Kathryn Eickhoff
     Peter T. Flawn
     John B. McCoy
     Dana G. Mead

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.



   Please mark -
 X yourvotes
   as in
   thisexample.


 1. Election ofDirectors. (see reverse)
                       2. Approval            3. Approval
                          of                     of
                          Independent            Proposal
                          Accountants.           concerning
                                                 modification
                                                 of
                                                 Compensation
                                                 Committee.

For, except vote withheld from the following nominee(s):


 -----------------

                                              4. In the discretion of
                                                 the Proxies named
                                                 herein, the Proxies
                                                 are authorized to vote
                                                 upon other matters as
                                                 may properly come
                                                 before the meeting.

                                             ----------------------------------

--------------------------------------------------------------------------------
   2000
    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXYWILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.
 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.
                                                   THE BOARD OF DIRECTORS
                                                      RECOMMENDS A VOTE
                                              AGAINST THE STOCKHOLDER PROPOSAL
                                                          (ITEM 3).
--------------------------------------------------------------------------------


                                      FOR

                                    WITHHELD

                                      FOR


                                      FOR


                                    AGAINST


                                    ABSTAIN


                                    AGAINST


                                    ABSTAIN


The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 SIGNATURE           DATE

TENNECO INC
                                LOGO                                       LOGO

                                                                   April 1, 1995

Dear Benefit Plan Participant:

  The Annual Meeting of Stockholders of Tenneco Inc. is scheduled to be held in Houston, Texas, at 10:30 a.m., on Tuesday, May 9, 1995. A copy of the Notice and Proxy Statement, which is being sent to all registered stockholders in connection with the Annual Meeting is enclosed for your information.

  Also enclosed with this letter is a form of proxy card which designates the number of shares held in your benefit plan account. By executing this proxy card you instruct the benefit plan trustee (the "Trustee") how to vote the shares of Tenneco Inc. Stock in your account which you are entitled to vote. The Trustee will vote all shares eligible to be voted by benefit plan participants in accordance with their instructions.

  If you return your form of proxy executed but without furnishing voting instructions, the eligible shares in your account will be voted by the Trustee, as holder of record of the shares in your account, FOR the election of the nominees for Directors named in the Proxy Statement, FOR the approval of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the year 1995, AGAINST the Stockholder Proposal, and as recommended by Management on all other matters to be considered at the Annual Meeting.

  If you do not return your executed form of proxy to the Trustee, then your shares can be voted by the Trustee only in accordance with the requirements of your benefit plan, which may or may not reflect your views.

  YOUR VOTE IS IMPORTANT. PLEASE SEND YOUR EXECUTED FORM OF PROXY CARD WITH YOUR VOTING INSTRUCTIONS AT YOUR EARLIEST OPPORTUNITY. For your convenience, a return envelope is enclosed.

                                            YOUR BENEFITS COMMITTEE